Exhibit 99.1

OmniAb Reports Second Quarter 2026 Financial Results and Business Highlights

Raises Full Year 2026 Revenue and Cash Outlook Driven by Continued Business Momentum
Conference Call to Begin Today at 4:30 p.m. ET

EMERYVILLE, Calif. (August 6, 2026) – OmniAb, Inc. (NASDAQ: OABI), a provider of cutting-edge discovery research technology to enable the discovery of next-generation therapeutics, today reported financial results for the three and six months ended June 30, 2026, provided operating and partner program progress, and updated 2026 financial guidance.

“We are pleased to report a strong quarter and to increase our revenue and cash outlook for 2026 based on continued momentum in our business. Recent updates from partner programs have been very encouraging with important advancements in clinical development,” stated Matt Foehr, Chief Executive Officer of OmniAb. “We continue to efficiently leverage and expand the reach of our core and highly differentiated discovery technologies, as we also focus on our promising xPloration® platform. We recently expanded our executive leadership with the addition of Chief Operating Officer Amechi Nwachuku, who has quickly integrated into our team to drive and strengthen this area. We believe we’re well positioned to accelerate growth, and we look forward to providing business updates and technology highlights and plans at our October Investor and Analyst Day.”

Second Quarter 2026 Financial Results

Revenue for the second quarter of 2026 was $13.4 million, compared with $3.9 million in the prior-year period, with the increase driven primarily by milestone revenue. Service revenue increased primarily due to the commencement of new ion channel programs, and xPloration revenue increased on higher instrument sales and related consumables.

Cost of xPloration revenue was $0.6 million for the second quarter of 2026, compared with $0.3 million for the same period in 2025. The increase was due to increased instrument and consumable sales. Research and development expense was $9.6 million for the second quarter of 2026, compared with $10.9 million for the same period in 2025, with the decrease due to lower personnel expense related to share-based compensation and salary expense and lower facility-related costs. General and administrative expense was $6.7 million for the second quarter of 2026, compared with $7.7 million for the same period in 2025, with the decrease primarily due to lower personnel expense related to share-based compensation and salary expense and lower professional fees.

Amortization of intangibles decreased to $3.1 million for the second quarter of 2026, compared with $3.2 million for the same period in 2025. Other operating expense (income) increased to $0.2 million for the second quarter of 2026 from ($1.9) million for the same period in 2025, primarily as a result of a net $2.0 million one-time gain from the sale of a small-molecule program in the second quarter of 2025.

Total costs and operating expenses were $20.1 million for the second quarter of 2026, flat with $20.1 million for the same period in 2025.

Cash costs and operating expenses were $13.3 million for the second quarter of 2026, compared with $11.9 million for the same period in 2025 (see note regarding "Use of Non-GAAP Financial Measure" below for further discussion of this non-GAAP measure).

Net loss for the second quarter of 2026 was $5.9 million, or $0.05 per share, compared with a net loss of $15.9 million, or $0.15 per share, for the same period in 2025.

Year-to-Date Financial Results

Revenue for the first half of 2026 was $27.8 million, compared with $8.1 million for the same period in 2025, with the increase primarily related to milestone revenue. Service revenue increased primarily due to the commencement of new ion channel programs, and xPloration revenue increased on higher instrument sales and related consumables.

Cost of xPloration revenue was $0.6 million for the first half of 2026, compared with $0.3 million for the same period in 2025. The increase was due to increased instrument and consumable sales. Research and development expense was $19.2 million for the first half of 2026, compared with $23.5 million for the same period in 2025, with the decrease due to lower personnel expense related to share-based compensation and salary expense, lower external expenses associated with legacy small-molecule ion channel programs and lower facility-related costs. General and administrative expense was $13.3 million for the first half of 2026, compared with $15.6 million for the same period in 2025, with the decrease primarily due to lower personnel expense related to share-based compensation and salary expense and lower professional fees.

Amortization of intangibles increased to $9.1 million for the first half of 2026, compared with $6.5 million for the same period in 2025, primarily due to a $2.9 million non-cash impairment related to the discontinuation of certain legacy small-molecule ion channel programs recorded in the first quarter of 2026.

Other operating expense (income) for the first half of 2026 was $0.1 million compared to ($2.7) million for the same period in 2025. The prior-year period included a net $2.0 million one-time gain from the sale of a small-molecule program in the second quarter of 2025.

Total costs and operating expenses were $42.3 million for the first half of 2026, compared with $43.1 million for the same period in 2025.

Cash costs and operating expenses were $25.5 million for the first half of 2026, compared with $26.6 million for the same period in 2025 (see note regarding "Use of Non-GAAP Financial Measure" below for further discussion of this non-GAAP measure).

Net loss for the first half of 2026 was $13.6 million, or $0.11 per share, compared with a net loss of $34.1 million, or $0.32 per share, for the same period in 2025.

As of June 30, 2026, OmniAb had cash, cash equivalents and short-term investments of $52.0 million.

2026 Financial Guidance

OmniAb revises 2026 financial guidance and now expects revenue to be in the range of $32 million to $36 million, versus $28 million to $33 million previously, and costs and operating expenses to be in the range of $84 million to $88 million, versus $83 million to $88 million previously. Cash costs and operating expenses are expected to be in the range of $51 million to $55 million, versus $50 million to

$55 million previously (see note regarding "Use of Non-GAAP Financial Measure" below for further discussion of this non-GAAP measure). The Company now expects to end the year with cash and cash equivalents in the range of $37 million to $41 million, versus $33 million to $38 million previously. The full-year 2026 effective tax rate is expected to be approximately 0%.

Second Quarter 2026 and Recent Business Highlights

During the second quarter of 2026, OmniAb entered into new license agreements with EnRosa Therapeutics and argenx. As of June 30, 2026, the Company had 110 active partners and 425 active programs, including 34 OmniAb-derived programs in clinical development or being commercialized.

Business and partner highlights from the second quarter of 2026 and recent weeks included the following:

JNJ-5322

•Ramantamig (JNJ-79635322), a tri-specific antibody targeting (BCMA x GPRC5D x CD3), has advanced to Phase 3 from Phase 1 (https://clinicaltrials.gov/study/NCT07258511) clinical trials. The Phase 3 study is randomized study comparing JNJ-79635322 and an anti-BCMAxCD3 bispecific antibody in participants with relapsed or refractory multiple myeloma who have received at least three prior lines of therapy including a PI, an IMiD, and an anti CD38 antibody.

Precemtabart tocentecan (M9140)

•Merck KGaA, announced the first patient has been dosed in the Phase 3 (https://www.emdserono.com/us-en/company/news/press-releases/phase-three-proceade-study-investigates-antibody-drug-conjugate-in-colorectal-cancer-05-21-2026.html) PROCEADE®-CRC-03 trial evaluating precemtabart tocentecan, a potential first‑in‑class investigational anti‑CEACAM5 antibody‑drug conjugate (ADC), for the treatment of metastatic colorectal cancer based on Phase 1 data.
•The Phase 3 study will assess the efficacy and safety of precemtabart tocentecan, alone or with bevacizumab, in patients with metastatic colorectal cancer who are intolerant- or refractory-to, or progressed after, systemic therapies.
•Phase 1 data from the PROCEADE-CRC-01 study showed predictable and manageable safety in more than 100 patients with heavily pretreated metastatic colorectal cancer. At the recommended dose for Phase 3 development (2.8 mg/kg Q3W; n=29), confirmed objective response rate was 20.7% (95% CI: 8.0, 39.7), median PFS was 6.9 months (95% CI: 4.4, 9.5), and median OS was not reached after a median follow-up of 13.1 months (95% CI: 8.7, NE).

TEV- '408

•Teva Pharmaceuticals announced plans for its TEV-’408, an investigational anti-interleukin-15 monoclonal antibody, to advance into a Phase 2b study in vitiligo in the fourth quarter of 2026 (https://ir.tevapharm.com/news-and-events/press-releases/press-release-details/2026/Teva-to-Advance-Its-Anti-IL-15-Antibody-Designed-for-Quarterly-Dosing-Into-Phase-2b-Development-in-Vitiligo-Following-Encouraging-Phase-1b-Results/default.aspx) following encouraging results from an ongoing Phase 1b, open-label study in adults with active or stable non-segmental vitiligo (NSV).

•Topline results in Phase 1b trial evaluating TEV-'408 for vitiligo showed improvements in skin pigmentation in patients with active or stable NSV. TEV-’408 was well-tolerated with no safety signals observed. At baseline, 66% of enrolled participants had vitiligo affecting more than 10% of body surface area, representing a population with limited treatment options. At week 24, in evaluable participants, nearly 75% of patients reported improvement in facial vitiligo, with half reporting “much” or “very much” improved, 42% achieved F-VASI50 and 21% achieved F-VASI75, 55% of patients reported improvement in total body vitiligo, and 7% achieved T-VASI50.
•Teva Pharmaceuticals and Royalty Pharma entered into a funding agreement of up to $500 million to accelerate the clinical development of TEV-'408 for vitiligo.
•Topline results of the Phase 2a trial evaluating TEV-'408 for celiac disease continue to be expected in the second half of 2026.

IMVT-1402

•Immunovant announced preliminary week 16 IMVT-1402 results (https://www.immunovant.com/investors/news-events/press-releases/detail/83/immunovant-provides-corporate-updates-and-reports-financial) in the difficult-to-treat rheumatoid arthritis trial that showed clinically meaningful response rates of 72.7% ACR20, 54.5% ACR50 and 35.8% ACR70.
•Immunovant’s development plans for IMVT-1402 remain on track across all six announced indications. They expect to provide further updates on the potentially registrational IMVT-1402 difficult-to-treat rheumatoid arthritis program and report topline data from the proof-of-concept trial of IMVT-1402 in cutaneous lupus erythematosus in the second half of calendar year 2026. In calendar year 2027, topline data are anticipated for the potentially registrational trials evaluating IMVT-1402 in Graves’ disease and myasthenia gravis. Topline data are expected to follow in calendar year 2028 for the potentially registrational trials of IMVT-1402 in chronic inflammatory demyelinating polyneuropathy and Sjögren’s disease.

BI 3802876

•Boehringer Ingelheim has commenced its Phase 2a (https://clinicaltrials.gov/study/NCT07325526) double-blind, placebo-controlled study evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of BI 3802876 in participants with compensated cirrhosis due to metabolic dysfunction-associated steatohepatitis (MASH). The study is to evaluate BI 3802876 tolerance and dose response in MASH patients.

Sugemalimab

•Arrotex Pharmaceuticals entered into an exclusive commercialization agreement with CStone Pharmaceuticals for Sugemalimab, a fully human anti–PD-L1 monoclonal antibody, covering all approved and future indications in Australia and New Zealand (https://www.cstonepharma.com/en/html/news/3880.html). The agreement includes potential commercialization across stage III and IV non-small cell lung cancer, gastric cancer, esophageal squamous cell carcinoma, and extranodal NK/T-cell lymphoma, subject to regulatory approval by Australia's Therapeutic Goods Administration.

VXA-222

•VERAXA Biotech announced the advancement of bispecific ADC (bsADC) program VXA-222 (https://investors.veraxa.com/news-releases/news-release-details/veraxa-biotech-announces-advancement-novel-bispecific-antibody), following successful achievement of a key technical milestone in its alliance with OmniAb. The program is moving into its next collaboration phase with OmniAb's discovery work successfully concluded. VXA-222 utilizes an “AND-gate” logic to address two different target antigens present on solid tumors with one molecule.

Additional Updates

•The company appointed Amechi Nwachuku to the newly-created position of Executive Vice President and Chief Operating Officer, primarily responsible for managing the strategy, operations and commercial maximization of xPloration.
•OmniAb will host an Investor and Analyst Day on October 6, 2026 at its corporate headquarters in Emeryville, CA. The agenda for the day will include presentations by management, panel discussions, and a lab tour for those attending in-person. For additional information and participation details, please visit https://omniab-investor-and-analyst-day-2026.open-exchange.net/registration.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. ET (1:30 p.m. PT) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 461-5787 using the conference ID 545137839. Slides, as well as the live and replay webcast, are available here (https://investors.omniab.com/investors/events-and-presentations/default.aspx).

About OmniAb®

OmniAb licenses cutting-edge discovery research technology to pharmaceutical and biotech companies and academic institutions to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is what we call Biological Intelligence™, which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics. We believe the OmniAb animals comprise the most diverse host systems available in the industry. These technologies paired with xPloration, our AI-powered high-throughput single B-cell screening platform, are used to identify fully-human antibodies with exceptional performance and developability characteristics. We provide our partners both integrated end-to-end capabilities and highly customizable offerings, which address critical industry challenges and provide optimized discovery solutions. Our business model aligns scientific and economic interests of our partners through structured agreements that generally include upfront/access fees, service revenue, milestones and royalties on commercial sales.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding the value of our portfolio and growth prospects of our business; the ability to add new partners and programs; the ability to efficiently leverage and expand the reach of our technologies; continuation of our innovation efforts and the expected value and performance of our technologies and the opportunities they may create, potential contributions to our business by our xPloration partner access program; scientific presentations and clinical and regulatory events of our partners and the timing thereof and their perspectives on and expectations for their product candidates; and our 2026 financial guidance. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future operating results and success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; risks associated with quality and timing in manufacturing our xPloration instruments and related consumables and our reliance on a limited number of third-party manufacturers and suppliers; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; government healthcare reform, legislative measures and regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; the potential impact of tariffs, trade policies, geopolitical instability and conflicts, inflation and interest rate changes; we may not achieve our financial guidance; our operating expenses may be higher than we anticipate, including if we decide to engage in activities not currently in our plan or if we face unexpected, or higher than anticipated, expenses; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Note Regarding Use of Non-GAAP Financial Measure

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also actual and projected cash costs and operating expenses, which is a non-GAAP financial measure, adjusted to exclude share-based compensation, depreciation and amortization of intangibles. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, OmniAb believes the presentation of actual and projected non-GAAP cash costs and operating expenses, when viewed in conjunction with GAAP figures, provides investors with a more meaningful understanding of our operating performance. Cash costs and operating expense is not intended to be considered in isolation or as a substitute for costs and operating expenses. A reconciliation between actual and projected GAAP costs and operating expenses and non-GAAP costs and operating expenses is provided later in this press release.

Contacts:
OmniAb, Inc.
investors@OmniAb.com
X @OmniAbTech

Alliance Advisors IR
Vivian Cervantes
vcervantes@allianceadvisors.com
(973) 873-7724
[Tables Follow]

OMNIAB, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,336	$25,524
Short-term investments	27,659	28,501
Accounts receivable, net	10,328	7,390
Prepaid expenses and other current assets	3,690	3,926
Total current assets	66,013	65,341
Intangible assets, net	116,068	125,149
Goodwill	83,979	83,979
Property and equipment, net	8,475	9,428
Operating lease right-of-use assets	14,461	15,545
Restricted cash	560	560
Other long-term assets	701	912
Total assets	$290,257	$300,914
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,088	$1,879
Accrued expenses and other current liabilities	4,499	6,291
Current contingent liabilities	940	1,044
Current deferred revenue	2,258	3,161
Current operating lease liabilities	3,973	3,879
Total current liabilities	13,758	16,254
Long-term contingent liabilities	25	315
Deferred income taxes, net	882	785
Long-term operating lease liabilities	14,940	16,455
Long-term deferred revenue	309	—
Other long-term liabilities	69	78
Total liabilities	29,983	33,887
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at June 30, 2026 and December 31, 2025; no shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at June 30, 2026 and December 31, 2025; 145,390,398 and 144,308,383 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	15	14
Additional paid-in capital	440,024	433,180
Accumulated other comprehensive income (loss)	(20)	12
Accumulated deficit	(179,745)	(166,179)
Total stockholders’ equity	260,274	267,027
Total liabilities and stockholders’ equity	$290,257	$300,914

OMNIAB, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
License and milestone revenue	$9,515	$1,242	$21,540	$3,263
Service revenue	2,473	1,936	4,580	3,839
xPloration revenue	1,161	608	1,215	650
Royalty revenue	266	111	507	299
Total revenue	13,415	3,897	27,842	8,051
Costs and operating expenses:
Cost of xPloration revenue	610	262	625	265
Research and development	9,586	10,864	19,226	23,466
General and administrative	6,653	7,684	13,272	15,599
Amortization of intangibles	3,053	3,228	9,081	6,456
Other operating expense (income), net	150	(1,922)	104	(2,672)
Total costs and operating expenses	20,052	20,116	42,308	43,114
Loss from operations	(6,637)	(16,219)	(14,466)	(35,063)
Other income (expense), net:
Interest income	434	436	921	973
Other income (expense), net	(9)	27	68	28
Total other income, net	425	463	989	1,001
Loss before income taxes	(6,212)	(15,756)	(13,477)	(34,062)
Income tax benefit (expense)	353	(119)	(89)	(13)
Net loss	$(5,859)	$(15,875)	$(13,566)	$(34,075)

Net loss per share, basic and diluted	$(0.05)	$(0.15)	$(0.11)	$(0.32)

Weighted-average shares outstanding, basic and diluted	128,795	106,148	128,521	105,886

OMNIAB, INC.
RECONCILIATION OF GAAP COSTS AND OPERATING EXPENSES TO NON-GAAP CASH COSTS AND OPERATING EXPENSES

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Costs and operating expenses (GAAP)	$20,052	$20,116	$42,308	$43,114
Less: Depreciation of property and equipment	577	864	1,183	1,830
Less: Amortization of intangible assets	3,053	3,228	9,081	6,456
Less: Share-based compensation	3,159	4,111	6,499	8,255
Cash costs and operating expenses (Non-GAAP)	$13,263	$11,913	$25,545	$26,573

(in millions)	2026 Forecast
Costs and operating expenses (GAAP)	$84 to $88
Less: Depreciation and amortization	18
Less: Share-based compensation	15
Cash costs and operating expenses (Non-GAAP)	$51 to $55